Ameriana Bancorp [LOGO]
News Release

Contact:      Jerome J. Gassen
                     President and Chief Executive Officer
                     (765) 529-2230

AMERIANA BANCORP REPORTS THIRD QUARTER NET INCOME
OF $142,000 OR $0.05 PER SHARE

NEW CASTLE, Ind. (November 4, 2010) – Ameriana Bancorp (NASDAQ: ASBI), parent company for Ameriana Bank, today announced results for the three and nine months ended September 30, 2010.  For the third quarter, Ameriana reported net income of $142,000 or $0.05 per basic and diluted share compared with $187,000 or $0.06 per basic and diluted share for the third quarter of 2009.  For the first nine months of 2010, Ameriana's net income totaled $451,000 or $0.15 per basic and diluted share versus a net loss of $392,000 or $(0.13) per basic and diluted share in the year-earlier period.

Commenting on the announcement, Jerome J. Gassen, President and Chief Executive Officer, said, "We are pleased to report another profitable quarter for Ameriana.  This accomplishment is notable, we believe, considering the lingering and substantial weakness seen generally across the economy and the very challenging business conditions we face.  These challenges include the low-interest rate environment, lack of attractive investment opportunities, and weak loan demand, which together have restrained the growth of net interest income.  We do not foresee these forces abating until the housing market recovers and unemployment begins to decline.  Nevertheless, we believe the Ameriana brand remains strong and well situated across attractive markets, and we continue to work diligently to reduce our exposure to problem assets.  As a result, Ameriana remains fundamentally well positioned, in our view, to take advantage of the economic upturn as it occurs."

Ameriana's third quarter earnings continued to reflect the impact of several broad trends.  Aside from brisk rate-driven mortgage loan refinancing, loan demand has been generally weak as many potential borrowers are reluctant to borrow and qualifying for credit has become more difficult.  Purchase mortgage activity remains anemic.  As a result, net interest income was virtually flat in the third quarter of 2010 versus the year-earlier quarter.  Also, credit costs remain elevated in 2010, both in terms of a slightly higher provision for loan losses, as the Company builds reserves for problem loans and potential charge-offs, and increased expenses associated with carrying other real estate owned (OREO), reflecting the challenges involved with disposing of properties in the current real estate market.  Additionally, the third quarter of 2009 benefitted from significant gains on the sale of securities, as the Company began to restructure and shrink its balance sheet; only minimal such gains occurred in the third quarter of 2010.  Offsetting the reduced amount of securities gains in the current year quarter to some extent were decreased losses on the sale of OREO and other repossessed property, along with lower FDIC insurance expense.

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ASBI Reports Third Quarter 2010 Results

November 4, 2010

For the third quarter of 2010, Ameriana's net interest margin on a fully tax-equivalent basis was 3.61%, level with the second quarter of 2010, but 49 basis points higher than the third quarter of 2009.  For the first nine months of 2010, the Company's net interest margin on a fully tax-equivalent basis was 3.58%, up 59 basis points versus the same period last year.

Ameriana Bancorp is a bank holding company.  Through its wholly owned subsidiary, Ameriana Bank, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area.  Ameriana Bank owns Ameriana Insurance Agency, a full-service insurance agency, and Ameriana Financial Services, which offers securities and insurance products through LPL Financial (Member FINRA/SIPC).

This news release contains forward-looking statements within the meaning of the federal securities laws.  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities.  For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2009 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, on file with the Securities and Exchange Commission, including the sections entitled "Risk Factors." The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

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ASBI Reports Third Quarter 2010 Results

November 4, 2010

AMERIANA BANCORP
Unaudited Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Interest income	$4,904	$5,655	$15,104	$17,058
Interest expense	1,590	2,345	5,135	7,657
Net interest income	3,314	3,310	9,969	9,401
Provision for loan losses	360	320	1,378	1,273
Net interest income after provision for loan losses	2,954	2,990	8,591	8,128
Other income	1,328	1,764	4,399	3,562
Other expense	4,201	4,616	12,707	12,814
Income (loss) before income taxes	81	138	283	(1,124)
Income tax benefit	61	49	168	732
Net income (loss)	$142	$187	$451	$(392)

Earnings (loss) per share:
Basic	$0.05	$0.06	$0.15	$(0.13)
Diluted	$0.05	$0.06	$0.15	$(0.13)

Weighted average shares outstanding:
Basic	2,989	2,989	2,989	2,989
Diluted	2,989	2,989	2,989	2,989

Dividends declared per share	$0.01	$0.01	$0.03	$0.09

	Sept. 30, 2010	Dec. 31, 2009	Sept. 30, 2009
Total assets	$424,150	$441,563	$456,613
Cash and cash equivalents	12,015	19,588	10,424
Investment securities available for sale	35,539	35,841	54,059
Loans receivable	309,867	325,549	333,467
Allowance for loan losses	4,134	4,005	3,870
Loans, net	305,733	321,544	329,597
Allowance for loan losses as a percentage of loans receivable	1.33%	1.23%	1.16%
Non-performing loans	$7,593	$9,053	$8,283
Allowance for loan losses as a percentage of non-performing loans	54.4%	44.2%	46.7%
Deposits:
Non-interest-bearing	$33,381	$29,531	$27,396
Interest-bearing	294,726	308,850	318,869
	328,107	338,381	346,265

Borrowed funds	$54,810	$64,185	$68,435
Shareholders' equity	33,536	32,575	33,330
Book value per share	11.22	10.90	11.15

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